Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.31
SPI-8811 AND SPI-017 EXCLUSIVE CLINICAL
MANUFACTURING AND SUPPLY AGREEMENT
     THIS SPI-8811 AND SPI-017 EXCLUSIVE CLINICAL MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made as of this 4th day of October 2006 (the “Signing Date”), by and among Sucampo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware, U.S.A. and having its principal office at 4733 Bethesda Avenue, Suite 450, Bethesda, Maryland 20814, U.S.A. (“SPI”), and R-Tech Ueno, Ltd., a corporation organized and existing under the laws of Japan and having its registered office at 10F, Yamato Life Insurance Bldg., 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan 100-0011 (“RTU”) (each referred to herein as a “Party” and collectively as the “Parties”).
     WHEREAS, RTU has expertise in the manufacture of drug substances and drugs for preclinical and clinical use;
     WHEREAS, SPI is a United States based pharmaceutical company that seeks a supply source for Drug Substance and Drug Product (defined below) for SPI clinical evaluation;
     WHEREAS, RTU has in the past supplied prostone products, including SPI-8811 and SPI-017, for preclinical and clinical development, and as such RTU has developed a substantial level of expertise in the manufacture of Drug Substance and Drug Product;
     WHEREAS, RTU desires to be the exclusive clinical supplier of Drug Substance and Drug Product; and
     WHEREAS, SPI seeks to have RTU supply Drug Substance and Drug Product for use in SPI clinical development and desires to have RTU be SPI’s exclusive clinical supplier of Drug Substance and Drug Product.
     NOW, THEREFORE, in consideration of the mutual promises herein, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
     Article 1.1. “Certificate of Analysis” means a certificate provided by RTU to SPI with each shipment of the Drug Substance and the Drug Product, which sets forth: (a) the results of any quality assurance testing; and (b) the manufacturing date.
     Article 1.2. “Confidential Information” means all information, whether in tangible form or not, provided by either party hereunder to the other, including but not limited to: financial information, including but not limited to current and projected financials and funding needs; information on research and development compounds, products, and processes; trade secrets; technical know-how; formulas; studies; regulatory submissions and records; research data and information; sales and marketing information (including, without limitation, customer lists); inventions; patent information and all other information pertaining to a party’s intellectual property; in any form (including but not limited to information provided orally, electronically, or in writing). It shall further include the existence and nature and terms of this Agreement, and any and all attachments or exhibits thereto.

     Article 1.3. “Drug Substance” means the SPI-8811 active ingredient or the SPI-017 active ingredient, or such other prostone compound as SPI may designate from time to time by written notice to RTU, in each case prior to formulation as a final drug product.
     Article 1.4. “Drug Product” means a finally formulated SPI-8811 or SPI-017 drug product, or such other finally formulated prostone drug product as SPI may designate from time to time by written notice to RTU, ready for clinical use.
     Article 1.5. “Good Manufacturing Practices” or “GMP” means the current good manufacturing practices for manufacturing drug substances and drug products as set forth in 21 USC 351(a)(2)(B) and 21 CFR Parts 210 and 211 (or any successor provisions), or such other good manufacturing practices as may be established by relevant governmental authorities having jurisdiction for the clinical development of the Drug Product.
     Article 1.6. “NDA” means a New Drug Application, as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated there under, or other appropriate marketing authorization in the United States, or any counterpart application or marketing authorization in any country.
     Article 1.7. “Order” means a written communication from SPI to RTU of SPI’s need for Drug Substance or Drug Product for a particular supply period, issued in accordance with Article 2.4 and specifying the quantity of Drug Substance or Drug Product ordered, and the requested time, manner and address of delivery.
     Article 1.8. “Person” means any individual, trust (or any of its beneficiaries), estate, partnership, limited partnership, association, limited liability company, corporation, any other enterprise engaged in the conduct of business or operating as a non-profit entity, however formed or wherever organized, or any governmental body, agency or unit.
     Article 1.9. “Process” or “Processing” means the act of purification, preparation, filling (including without limitation tableting/encapsulation), storing, testing, packaging and labeling, and any other pharmaceutical manufacturing procedures, or any part thereof, involved in manufacturing the Drug Substance and Drug Products.
     Article 1.10. “Specifications” mean the manufacturing, quality control, packaging, labeling, shipping and storage specifications as separately set out for Drug Substance and Drug Product in Appendix B and as updated from time to time on mutual agreement in writing by the parties.
     Article 1.11. “Territory” means all of the countries located in the World.
     Article 1.12. “SPI-017” means the compound designated by SPI as (to be determined), as described in more detail in Appendix A-1.
     Article 1.13. “SPI-8811” means the compound designated by SPI as [**], as described in more detail in Appendix A-2.

ARTICLE 2. GENERAL TERMS OF MANUFACTURING AND SUPPLY
     Article 2.1. Supply. Subject to the terms of this Agreement, RTU agrees to manufacture and supply the Drug Substance and the Drug Product to SPI and SPI agrees to purchase said Drug Substance and Drug Product in all such quantities as required by SPI for SPI’s clinical purposes. SPI shall be allowed to supply said Drug Substance and Drug Product to its affiliates for the purpose of clinical development. SPI may assign its right under this Agreement in whole or in part to any of its affiliates engaging in the development of any Drug Substance or Drug Product.
     Article 2.2. Cost to Produce. RTU, at its sole expense, will provide all labor, utilities, equipment, personnel, facilities, raw materials and components necessary for manufacturing, development and implementation of all appropriate quality control measures, shipping, and storage of the Drug Substance and the Drug Product in compliance with the Specifications and the warranties contained in Article 9 and the Regulatory and Legal requirements of Article 7. RTU shall also be responsible for all Process development and scale-up, and all costs and expenses associated therewith. SPI, at its sole expense, will provide all resources necessary to ship, store, and otherwise handle such Drug Substance and Drug Product in a manner necessary to meet applicable Regulatory and Legal requirements after delivery of the Drug Substance and Drug Product to SPI as described in Article 2.5.
     Article 2.3. Quality Assurance. RTU, at its sole expense, will perform all testing for compliance with the Specifications and the applicable GMPs and will supply a chemical Certificate of Analysis with each batch of Drug Substance and Drug Product and any other documentation required by law or regulation. Complete copies of all test results and/or assays will be submitted to SPI promptly following any reasonable request therefor during the term of this Agreement. RTU shall make available its facilities and relevant records for inspection by the appropriate government authorities, SPI or SPI’s agents for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours; provided, however that the inspection by SPI or its agents hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations.
     Article 2.4. Clinical Supply; Order. During the term of this Agreement, SPI shall grant RTU the exclusive right to manufacture and supply Drug Substance and Drug Product to SPI for clinical development purposes. During the term of this Agreement, RTU and SPI shall from time to time confer and agree on SPI’s supply needs for SPI’s ongoing clinical development program. SPI and RTU shall mutually agree upon a reasonable advance notice period for ordering clinical supply, and SPI shall inform RTU of its final requirements in accordance with such advance notice period in the form of an Order which, subject to the terms and conditions of this Agreement, RTU agrees to supply.
     Article 2.5. Delivery; Risk of Loss. Any Drug Substance and Product supplied hereunder to SPI shall be shipped from RTU’s manufacturing facility in Sanda (Hyogo, Japan) or its contract manufacturer and delivered to a common carrier to be transported for importation into the United States (or a place mutually agreed upon the commencement of batch production). The identity of the common carrier and the port of entry shall be mutually determined by the Parties in writing. Title and risk of loss shall pass to SPI at the time the goods are delivered to SPI or its designee, and SPI shall assume all responsibility for and costs associated with the goods upon such delivery.
     Article 2.6. Performance Issue. If either party becomes aware of any issue that may materially impact RTU’s ability to fulfill its obligations under this Agreement, it shall immediately notify the other party and both parties shall confer in good faith in order to address such issue.
ARTICLE 3. ADDITIONAL SERVICES
     Article 3.1. Consulting. In addition to the products supplied hereunder, RTU agrees to provide consulting to SPI on manufacturing-related regulatory issues, which consulting services shall include provision of (i) all information and assistance which is reasonably necessary for or useful in the preparation of comprehensive and complete INDs and NDAs and any amendments and supplements thereto, including, without limitation, the Chemistry Manufacturing and Controls (CMC) section of the NDA for the Drug Product and (ii) access to RTU facilities and pertinent information to FDA inspectors or, with respect to countries in the Territory other than the United States, such countries’ equivalent governmental inspectors, conducting inspections, whether on a pre-approval basis or as part of a post-approval audit. Such consulting services shall be subject to payment by SPI of service fees at reasonable consulting rates.
ARTICLE 4. PRICING AND PAYMENT
     Article 4.1. Clinical Development Schedule and Report. SPI and/or its affiliate, when applicable, will provide to RTU in writing a schedule of the clinical development of each Drug Product in each Phase each calendar quarter and at any other time whenever there are material changes to the development plan and schedule during the term of this Agreement. SPI and/or its affiliate shall provide RTU with updates in writing in reasonable detail of progress and forecast of the clinical development of the Drug Substance and Drug Product on at least a quarterly basis and as reasonably requested from time to time during the term of this Agreement.
     Article 4.2. Clinical Supply Price. Drug Substance and Drug Product for use in clinical development shall be supplied pursuant to an Order issued under Article 2.4 on a batch-by-batch basis and invoiced to SPI in the amount, which shall not exceed actual cost plus a mark up of [**]%, mutually agreed upon in writing prior to commencement of the relevant batch production
     Article 4.3. Terms of Payment. Any payments due hereunder shall be made within [**] days of receipt of an invoice. Orders shall be invoiced at the time of shipment. Payment may be made by wire transfer or other suitable means agreed upon by the parties. Payments for clinical supply under this Agreement shall be made in Japanese Yen.
     Article 4.4. Shipping Terms. All payments for Drug Substance and Drug Product supplied hereunder are inclusive of all cost, insurance and freight (GIF) necessary for delivery to SPI as described in Article 2.5, except that title and risk of loss shall pass to SPI upon delivery to SPI or its designee.

ARTICLE 5. CONFIDENTIALITY
     Article 5.1. General Obligation. In order that each party may provide appropriate products and services, each has, and will continue to provide the other with, certain Confidential Information prepared by or on behalf of and belonging to the “Disclosing Party.” The “Receiving Party” shall maintain Confidential Information in confidence and shall not, without Disclosing Party’s written authorization, disclose to any Person any Confidential Information. Receiving Party shall not use Confidential Information for any purpose except for the purposes delineated in this Agreement and for the Disclosing Party’s benefit.
     Article 5.2. Exceptions. Article 5.1 shall not apply to any information (1) that was in Receiving Party’s possession prior to receipt from Disclosing Party, (2) that was in the public domain at the time of receipt from Disclosing Party, (3) that becomes part of the public domain without breach of any obligation of confidentiality to Disclosing Party, (4) that is lawfully received by Receiving Party from a third party independent of Disclosing Party that has no obligation of confidentiality to Disclosing Party, or (5) that is required by law to be disclosed. Further, both Parties agree that this Agreement may be filed as an exhibit to, and its terms summarized in, a registration statement filed by SPI with the U.S. Securities and Exchange Commission relating to the public offering of stock by SPI.
     Article 5.3. Notice; Return of Confidential Information. Receiving Party shall provide immediate notice to Disclosing Party of any request or demand for Disclosing Party’s Confidential Information, or any request or demand for information pertaining to the subject matter of this Agreement Upon written request, Receiving Party shall promptly provide to Disclosing Party all Confidential Information provided to Receiving Party or prepared by Receiving Party on Disclosing Party’s behalf in connection with this agreement.
     Article 5.4. Irreparable Harm. The Parties mutually acknowledge and agree that Confidential Information disclosed under this Agreement is valuable principally because of its confidential nature, and so any improper disclosure of Confidential Information will represent irreparable harm that cannot be adequately compensated monetarily.
     Article 5.5. Term. This Article 5 confidentiality provision in all events shall remain in effect for ten (10) years following any disclosure made hereunder. Notwithstanding the foregoing, however, any trade secret disclosed to either Party, shall be held in strict confidence in perpetuity or until said trade secret is publicly disclosed through no fault of the receiving party.
ARTICLE 6. INTELLECTUAL PROPERTY
     Article 6.1. Ownership. Each party shall retain all right, title and interest in its intellectual property, including information, improvements, developments, inventions, patents, trade secrets and know-how, and Confidential Information and other materials disclosed by it to the other party hereunder.
     Article 6.2. Grant of Limited License. Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a non-exclusive, non-transferable license to the extent, and only to the extent, necessary to perform this Agreement. All rights and licenses not granted herein are reserved to each party, and no other rights or licenses are granted or will be deemed to be granted to the other party (whether by implication, estoppel or otherwise). Without limiting the generality of the foregoing, RTU retains the right to manufacture the Drug Substance and the Drug Product, and to permit third parties to manufacture the Drug Substance and the Drug Product, around the world.
ARTICLE 7. REGULATORY & LEGAL
     Article 7.1. Compliance. RTU shall at all times remain in substantial compliance with all applicable laws, regulations and guidelines that apply to the manufacturing and supply contemplated hereunder.
     Article 7.2. Records. RTU shall keep accurate written records in substantial compliance with all applicable legal and regulatory requirements that apply to the manufacturing and supply contemplated hereunder. Such records will be made available to SPI on reasonable request for inspection, to the same extent that they would be available to an appropriate governmental inspector, during normal business hours. Records shall be maintained for the period of time required by applicable laws or regulations, or if there is no period of time specified by such laws or regulations, for three (3) years following the respective dates of records.
     Article 7.3. Regulatory Audits; Notice of Audit. RTU shall make its facilities, records and personnel available to the FDA or any other regulatory authority as may be needed for compliance with the applicable laws, rules and regulations enforced by such authority. RTU shall advise SPI in writing immediately if:
          (a) an agent of any regulatory body having jurisdiction over the manufacture or distribution of the Drug Product makes an inquiry about the Drug Product or visits RTU’s manufacturing facility for the Drug Product, and shall specify what, if any, inquiry was made; or
          (b) any regulatory authority takes action against RTU on any issue related directly or indirectly to the manufacturing or distribution of the Drug Product.
     Article 7.4. Drug Master File. RTU shall produce and maintain a drug master file for Drug Substance made under this Agreement, which shall contain all information necessary to comply with FDA, U.S. Environmental Protection Agency, and all U.S. Pharmacopoeia standards, and, with respect to countries in the Territory other than the United States, their non-U.S. equivalents, with respect to the applicable manufacturing processes and Drug Product.
     Article 7.5. Import/Export Issues. RTU shall be responsible for (i) obtaining all governmental permits, consents and approvals which are required in order to export Drug Product from the country of origin, and (ii) making any required notifications or other filings (whether before or after shipment) which are required in connection with the exportation of Drug Product from the country of origin.
ARTICLE 8. REPRESENTATIONS & WARRANTIES OF SPI
     Article 8.1. Organization. SPI represents and warrants to RTU that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.

     Article 8.2. Authority. SPI represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 8.3. No Conflicts. SPI represents and warrants to RTU that its execution and performance under this Agreement does not and will not during the term of this Agreement conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.
     Article 8.4. Insurance. SPI represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of its responsibilities hereunder. SPI shall provide RTU with certificates of insurance upon RTU’s written request for the same.
     Article 8.5. Obligations of Confidentiality. SPI represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.
ARTICLE 9. REPRESENTATIONS AND WARRANTEES OF RTU
     Article 9.1. Organization. RTU represents and warrants to SPI that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.
     Article 9.2. Authority. RTU represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 9.3. No Conflicts. RTU represents and warrants to SPI that its execution and performance under this Agreement does not and will not during the term of this Agreement conflict with or result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.
     Article 9.4. Insurance. RTU represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of its responsibilities hereunder. RTU shall provide SPI with certificates of insurance upon SPI’s written request for the same.
     Article 9.5. Qualified Personnel. RTU warrants that it will at all time use appropriately qualified personnel, having the appropriate levels of training and skill, to fulfill its obligations arising under this Agreement

     Article 9.6. Regulatory and Legal Compliance. RTU hereby warrants that its facilities and processes supplied hereunder substantially comply with, and will substantially comply with at all relevant times, all applicable legal and regulatory requirements necessary to fulfill its obligations under this Agreement, including without limitation, securing and maintaining any necessary certificates and permits.
     Article 9.7. Obligations of Confidentiality. RTU represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.
     Article 9.8. Process and Product Warranties. RTU warrants and represents that Drug Product sold by RTU to SPI hereunder shall (i) materially comply with the Specifications for Drug Product, and (ii) materially conform with the information shown on the Certificate of Analysis provided for the particular shipment.
     Article 9.9. Remedy for Nonconformance. SPI shall be entitled to the replacement of any Drug Substance or Drug Product delivered to SPI by RTU that, at the time of such delivery, does not meet the Specifications for such Drug Substance or Drug Product (“Nonconforming Product”) with corresponding Drug Substance or Drug Product that meets Specifications. SPI shall, at RTU’s option and cost, either return to RTU or destroy the Nonconforming Product.
ARTICLE 10. INDEMNIFICATION
     Article 10.1. RTU’s Obligation. RTU shall defend, indemnify and hold SPI, its affiliates and sublicensees and the respective officers, directors and employees of each (“SPI Indemnified Persons”), harmless from and against any and all claims, demands, losses, damages, liabilities, settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to (i) any claim, action or proceeding made or brought against such SPI Indemnified Person by a third party as a result of RTU’s negligence, willful misconduct or breach of this Agreement and (ii) all Product Liability Claims, or such portion of Product Liability Claims, as are allocated to RTU pursuant to Article 10.3. RTU shall have no obligation under this clause to indemnify SPI for claims described in Article 10.2.
     Article 10.2. SPI’s Obligation. SPI shall defend, indemnify and hold RTU, its affiliates and sublicensees and the respective officers, directors and employees of each (“RTU Indemnified Persons”) harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to (i) any claim, action or proceeding made or brought against such RTU Indemnified Person by a third party as a result of SPI’s negligence, willful misconduct or breach of this Agreement and (ii) all Product Liability Claims, or such portion of Product Liability Claims, as are allocated to SPI pursuant to Article 10.3. SPI shall have no obligation under this clause to indemnify RTU for claims described in Article 10.1.

     Article 10.3. Product Liability Claims. Notwithstanding the foregoing Article 10.1 and Article 10.2, the Parties’ responsibilities with respect to Product Liability Claims shall be governed by this Article 10.3. RTU shall be solely responsible for all Product Liability Claims that arise out of Drug Substance or Drug Product that did not meet the Specifications at the time the Drug Substance or Drug Product was delivered by RTU to SPI. SPI shall be solely responsible for all other Product Liability Claims. For purposes of this Article 10, "Product Liability Claim” means a claim, action or proceeding made or brought by a third party that (i) arises as a result of the use of Drug Substance or Drug Product supplied pursuant to this Agreement that results in personal injury or death or (ii) is in anticipation of or intended to prevent or forestall personal injury or death as a result of the use of Drug Substance or Drug Product supplied pursuant to this Agreement.
     Article 10.4. Notice; Defense of Claims. In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant party (“Indemnitor”) in reasonable detail in writing the factual basis for such claim, action or proceeding and the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnitor of its obligations under this Agreement except and only to the extent that the Indemnitor is materially damaged by such delay. The Indemnitor shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Claimant in its reasonable judgment; provided, however, that any Claimant may, at its own expense, retain separate counsel to participate in such defense. The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant.
ARTICLE 11. TERM AND TERMINATION
     Article 11.1. Term. This Agreement shall become effective as of the Signing Date and remain in full force and effect for two (2) years. Thereafter, unless otherwise earlier terminated by mutual written agreement or by the provisions set forth below, this Agreement shall automatically renew for additional two (2) year periods; provided, however, that if the parties mutually agree not to renew this Agreement at least ninety (90) days prior to the expiration of the then-current term, then the Agreement shall not be so renewed.
     Article 11.2. Termination for Cause. In addition to any other rights or remedies a party may have, either party may terminate this Agreement upon the occurrence of any of the following events of default which is not cured within sixty (60) days after written notice thereof is received by the other party:
          (a) breach by the other party of any of its material obligations hereunder; or
          (b) should the other party become subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment reorganization or liquidation, or make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction.
     Article 11.3. Partial Termination. SPI may terminate this Agreement in part upon thirty (30) days written notice with respect to a particular formulation of a Drug Product in the event that RTU rejects an Order or cannot fulfill an Order for such formulation of the Drug Product in accordance with its terms, or in the event that SPI and RTU are, after commercially reasonable efforts, unable to agree to supply price of such particular formulation of the Drug Product in accordance with the provisions of Article 4.2.
     Article 11.4. Survival of Certain Rights and Obligations. The obligations under Article 5, Article 6, Article 8, Article 9, Article 10, this Article 11.3 and Article 12 shall survive any expiration or other termination of this Agreement in accordance with their terms.
ARTICLE 12. DISPUTE RESOLUTION
     Article 12.1. Negotiation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim, of any nature or kind, whether in contract, tort or otherwise, that arises out of or relates to this Agreement. No formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution.
     Article 12.2. Arbitration. Any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Article 12.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the Effective Date, as modified by Article 12.3 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Paris, France unless another location is agreed upon between the parties and arbitrators. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry.
     Article 12.3. Special Rules. Notwithstanding any provision to the contrary in the ICC’s Rules of Arbitration, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:
          (a) The arbitrators may not award or assess punitive damages against either party; and
          (b) Each party shall bear its own costs and expenses of the arbitration and shall share equally the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.
ARTICLE 13. MISCELLANEOUS
     Article 13.1. Subcontracting. RTU may subcontract its obligations hereunder without the consent of SPI; PROVIDED, HOWEVER, that RTU shall assume complete responsibility for the acts of its subcontractor and agrees to make SPI whole for any act or omission of RTU’s subcontractor that damages SPI as if the act or omission were RTU’s.
     Article 13.2. Entire Agreement This Agreement, together with the Appendices attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all other previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore between the parties related to the subject matter of this Agreement.
     Article 13.3. Independent Contractor; No Agency. This agreement shall not be construed to create an employment or agency relationship between the parties. This Agreement is not intended to create any agency relationship of any kind; the Parties agree not to contract any obligations in the name of the other or to use each other’s credit in conducting any activities under this Agreement            Each party is solely responsible for the payroll taxes, workman’s compensation insurance, and any other benefits owed to their own employees.
     Article 13.4. Assignment. Upon written approval of the other party, which approval shall not unreasonably be withheld and shall be timely given, a party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof. Notwithstanding anything contained in this Article, this Agreement shall be assigned from SPI to any entity which acquires, or otherwise succeeds in interest in, all or substantially all of SPI’s assets in relation to SPI-8811 and SPI-017, and such entity shall be bound by this Agreement. For the avoidance of doubt, the parties acknowledge that SPI is entering into this Agreement on the basis of RTU’s special expertise in manufacturing prostone compounds, and so SPI may withhold their approval of a proposed assignment if the proposed successor does not have reasonably comparable expertise.
     Article 13.5. Governing Law. This Agreement shall be construed in accordance with New York law, excluding its choice of law provisions.
     Article 13.6. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to SPI:	Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, Maryland 20814 U.S.A.
Attention: Dr. Gayle Dolecek
Facsimile number: 1-301-961-3440

and if to RTU:	Pharma Chemical Division
R-Tech Ueno, Ltd.
4-1, Techno Park
Sanda, Hyogo 669-1339

Japan
Attention: Mr. Ryu Hirata
Facsimile number: 81-795-60-7180
     Article 13.7. Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     Article 13.8. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. No inspection or acceptance, approval, acquiescence, or payment by SPI with respect to Non-Conforming Product shall relieve RTU from any portion of its warranty obligations hereunder unless expressly agreed by SPI in writing.
     Article 13.9. Titles and Headings; Construction. The titles and headings to Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     Article 13.10. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Article 13.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
     Article 13.12. Affiliates. In the event any entity that as of or after the Signing Date is an affiliate of SPI ceases thereafter to be an affiliate of SPI, then RTU and such entity shall enter into an agreement covering the subject matter hereof so as to replicate the arrangement which existed under this Agreement between RTU and SPI with respect to such previously affiliated entity.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this Exclusive Supply Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

R-TECH UENO, LTD.		SUCAMPO PHARMACEUTICALS, INC.

By:	/s/ Yukiko Hashitera	By:	/s/ Gayle Dolecek

	Yukiko Hashitera		Gayle Dolecek
	Representative Director and President		SVP, Research and Development

Appendix A-1
Description of SPI-017

Generic name:	N/A

Chemical names:

Code name:	SPI-017

CAS No.:

Structural Formula:

Appendix A-2
Description of SPI-8811

Generic name:	[ * * ]

Chemical names:

Code name:	SPI-8811

CAS No.:

Structural Formula:

Appendix B
Specifications
To be provided.